Exhibit 99.1

Investor Contact:

John Mills

Senior Managing Director

ICR

310.954.1105

Limoneira Company Announces First Quarter Fiscal Year 2013 Financial Results

- First Quarter of Fiscal Year 2013 Agribusiness Revenue Increased 77% Versus First Quarter of Last Year -

- First Quarter of Fiscal Year 2013 Lemon Sales Increased 80% Compared to Same Period Last Year -

- Company Completed Public Offering of Common Stock with Gross Proceeds of $38.3 Million -

- Company Received Final Required Approval to Begin Development of East Area 1-

- Company Reiterates Fiscal Year 2013 Lemon and Avocado Volume Growth Guidance -

Santa Paula, CA., March 12, 2013 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, today reported financial results for the first quarter ended January 31, 2013.

Fiscal Year 2013 First Quarter Results

For the first quarter of fiscal year 2013, revenue was $17.4 million, compared to revenue of $10.2 million in the first quarter of the previous fiscal year. Agribusiness revenue increased 77% to $16.3 million, compared to $9.2 million in the first quarter last year. Rental operations revenue was $1.0 million in the first quarter of fiscal year 2013, essentially flat compared to the first quarter last year. Real estate development revenue was $48,000, compared to $44,000 in the first quarter last year.

First quarter fiscal year 2013 agribusiness revenue includes $14.0 million in lemon sales, compared to $7.8 million of lemon sales during the same period of fiscal year 2012, reflecting a larger number of cartons of fresh lemons sold, partially offset by lower average price per carton. The Company also experienced higher sales of lemon by-products compared to the same period last year. As anticipated, due to the typical seasonality of the avocado crop, the Company did not record significant avocado sales during the first quarter of fiscal year 2013. In the first quarter of fiscal year 2012, the Company generated $124,000 of revenue from avocados. The Company recognized $1.4 million of orange revenue in the first quarter of fiscal year 2013 compared to $500,000 of orange revenue in the same period of fiscal year 2012. The increase is primarily due to production from Sheldon Ranch. Specialty citrus and other crop revenues were $883,000 in the first quarter of fiscal year 2013, which was $72,000 more than the first quarter of fiscal year 2012.

Costs and expenses for the first quarter of fiscal year 2013 were $22.7 million, compared to $15.0 million in the first quarter of last fiscal year. The year-over-year increase in operating expenses primarily reflects increased agribusiness costs associated with the higher sales for this segment. Packing costs increased, primarily attributable to a higher volume of fresh lemons packed and sold compared to the same period of fiscal year 2012. On a per carton basis, packing costs were $5.60 for the first quarter of fiscal 2013 compared to $6.34 compared to the same period of fiscal year 2012, as costs were leveraged across a larger volume of lemons packed and sold. Third-party grower costs increased in the first quarter of fiscal year 2013 compared to the same quarter of last year, due to an increase in lemons procured from third party growers and in particular from Associated Citrus Packers, which began in August 2012.

Operating loss for the fiscal year 2013 first quarter was $5.3 million, compared to an operating loss of $4.7 million in the first quarter of the previous fiscal year. The increase in loss is primarily due to an larger operating loss of $101,000 in the agribusiness segment, resulting from lower lemon prices in the first quarter of fiscal year 2013 compared the first quarter of the prior year and typical seasonality in timing of the avocado harvest, which resulted in a lower avocado profits in the first quarter of fiscal year 2013 versus the same period last year. In addition, selling general and administrative expenses were higher in the amount of $494,000 in the first quarter of fiscal year 2013 compared to the same period of last year related to increased salaries, benefits and incentive compensation, greater selling expenses due to increased lemon sales volume and consulting expenses primarily related to the Company’s growth initiatives.

EBITDA was ($4.4) million in the first quarter of fiscal year 2013, compared to ($3.9) million in the same period of fiscal year 2012. A reconciliation of EBITDA to the GAAP measure net income is provided at the end of this release.

Primarily as a result of a larger amount of capitalized interest on real estate development projects during the first quarter of fiscal year 2013, interest expense was $124,000 compared to $175,000 in the same period of fiscal year 2012. Non-cash fair value adjustments on the Company’s interest rate swap resulted in income of $221,000 in the first quarter of fiscal year 2013, compared to $159,000 in the same period of the prior year.

Net loss applicable to common stock, after preferred dividends, for the first quarter of fiscal year 2013 was $3.2 million, or ($0.28) per share. This compares to net loss applicable to common stock, after preferred dividends, in the first quarter of fiscal year 2012 of $2.9 million, or ($0.26) per share.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “Our first quarter results represent a solid start to fiscal 2013. While our results reflect the expected soft seasonality of business in the first quarter, we posted a strong increase in our agribusiness revenue, driven by higher lemon and other citrus sales. We continue to expect to achieve our previously stated guidance of 25% year-over-year increase in cartons of lemons sold and a 50% year-over-year increase in pounds of avocados sold for the full year fiscal 2013.”

“Following the annexation of East Area 1 into Santa Paula last month, we are now able to proceed with our master planned community project. We have already begun tract mapping development, and we are on-plan to break ground in 2014. We are extremely excited to begin this new phase for Limoneira’s real estate development. As the project progresses, Limoneira is well positioned to benefit from the expected additional cash flow associated with the development.”

Mr. Edwards continued, “We recently completed a public offering of common stock, in which we raised total gross proceeds of approximately $38.3 million. This offering provides us with additional financial flexibility to make strategic investments and acquisitions to grow our business and with the additional shares issued, we expect this public offering will improve the liquidity of our stock. Thus far, we have used the proceeds to pay down a portion of our long-term debt in order to improve our balance sheet and we are evaluating investments into our real development projects and potential agribusiness acquisition opportunities.”

Balance Sheet and Liquidity

Subsequent to the end of the first quarter of fiscal year 2013, during February 2013, the Company completed a public offering of 2,070,000 shares of its common stock at a public offering price of $18.50 per share, for total gross proceeds of approximately $38.3 million. The Company intends to use the net proceeds from this offering for general corporate purposes, which includes repayment of long term debt, investments in real estate development and acquisitions of agriculture property. During February 2013, the Company repaid approximately $36.0 million of long-term debt with the net offering proceeds.

Real Estate Development

During the first quarter of fiscal year 2013, the Company continued to execute its real estate development strategy by capitalizing development costs of $1.3 million. In same period of the prior year, the Company capitalized development costs of $1.2 million.

Recent Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. In the first quarter of fiscal year 2013, lemon sales were comprised of approximately 56% to U.S. and Canada-based customers and 44% to domestic exporters.

Alex Teague, Senior Vice President stated, “We continue to benefit from our direct lemon marketing and sales strategy. We now have over 100 different lemon customers, underscoring the success of our sales team. In the first quarter of fiscal 2013, we sold approximately 422,000 more fresh lemon cartons than in the same period last fiscal year, and we are looking forward to continued growth throughout the year as we benefit from the additional agricultural acreage we acquired and leased in fiscal year 2012.”

In February 2013, East Area 1 was formally annexed into Santa Paula. The annexation was the final required step to enable Limoneira to immediately proceed with East Area 1, a master planned community project. When completed, East Area 1 is expected to consist of 501 acres of commercial and residential properties, including 1,500 residential units, 210,000 square feet of commercial space, and 150,000 square feet of light industrial space. Also part of the planned community project is East Gateway Project (also known as East Area 2), which is expected to consist of 350,000 square feet of new commercial property.

Fiscal 2013 Outlook

The Company is reiterating its previously announced outlook for fiscal year 2013. For the fiscal year ending October 31, 2013, the Company expects to sell between 3.0 million to 3.2 million cartons of lemons, representing approximately 25% increase over fiscal year 2012 and expects to sell between 17 million to 19 million pounds of avocados, representing approximately 50% increase compared to fiscal year 2012. Lemon and avocado prices are expected to be lower in fiscal year 2013 than 2012 due to higher industry production.

In addition, the Company expects the Sheldon Ranch leases to be profitable in fiscal 2013 compared to a loss of $735,000 in fiscal year 2012.

The Company began 2013 with approximately 800 additional revenue generating agricultural acres, representing a 12% increase compared to the beginning of fiscal 2012.

Conference Call Information

The Company will host a conference call and audio webcast March 12, 2013, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (800) 390-5202, and international participants should dial (719) 325-2257.  Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through March 26, 2013, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 3371964.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 8,200 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA is summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Three months ended January 31,
	2013	2012
Net loss	$(3,122,000)	$(2,809,000)
Total interest income, net	(121,000)	(9,000)
Income tax benefit	(1,655,000)	(1,580,000)
Depreciation and amortization	542,000	520,000
EBITDA	$(4,356,000)	$(3,878,000)

Limoneira Company

Consolidated Balance Sheets (unaudited)

	January 31, 2013	October 31, 2012
Assets
Current assets:
Cash	$24,000	$11,000
Accounts receivable, net	7,557,000	4,252,000
Notes receivable – related parties	42,000	42,000
Cultural costs	1,445,000	2,254,000
Prepaid expenses and other current assets	2,641,000	2,116,000
Income taxes receivable	2,367,000	712,000
Total current assets	14,076,000	9,387,000

Property, plant and equipment, net	53,614,000	53,380,000
Real estate development	79,102,000	77,772,000
Equity in investments	9,044,000	8,947,000
Investment in Calavo Growers, Inc.	16,565,000	15,701,000
Notes receivable – related parties	16,000	16,000
Notes receivable	2,315,000	2,296,000
Other assets	5,412,000	5,123,000
Total assets	$180,144,000	$172,622,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,208,000	$3,670,000
Growers payable	5,446,000	2,085,000
Accrued liabilities	2,810,000	4,017,000
Fair value of derivative instrument	715,000	1,072,000
Current portion of long-term debt	767,000	760,000
Total current liabilities	13,946,000	11,604,000
Long-term liabilities:
Long-term debt, less current portion	96,236,000	88,875,000
Deferred income taxes	11,085,000	10,488,000
Other long-term liabilities	8,667,000	8,953,000
Total long-term liabilities	115,988,000	108,316,000
Commitments and contingencies
Stockholders’ equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at January 31, 2013 and October 31, 2012) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: 0 issued or outstanding at January 31, 2013 and October 31, 2012)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized:
11,237,085 and 11,203,180 shares issued and outstanding at January 31, 2013 and October 31, 2012, respectively)	112,000	112,000
Additional paid-in capital	35,929,000	35,714,000
Retained earnings	12,790,000	16,398,000
Accumulated other comprehensive loss	(1,621,000)	(2,522,000)
Total stockholders’ equity	50,210,000	52,702,000
Total liabilities and stockholders’ equity	$180,144,000	$172,622,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended January 31,
	2013	2012
Revenues:
Agribusiness	$16,298,000	$9,202,000
Rental operations	1,036,000	991,000
Real estate development	48,000	44,000
Total revenues	17,382,000	10,237,000
Costs and expenses:
Agribusiness	18,587,000	11,390,000
Rental operations	619,000	568,000
Real estate development	243,000	248,000
Selling, general and administrative	3,265,000	2,771,000
Total costs and expenses	22,714,000	14,977,000
Operating loss	(5,332,000)	(4,740,000)
Other income (expense):
Interest expense	(124,000)	(175,000)
Interest income related to derivative instruments	221,000	159,000
Interest income	24,000	25,000
Other income, net	417,000	345,000
Total other income	538,000	354,000
Loss before income tax benefit and equity in earnings (losses) of investments	(4,794,000)	(4,386,000)
Income tax benefit	1,655,000	1,580,000
Equity in earnings (losses) of investments	17,000	(3,000)
Net loss	(3,122,000)	(2,809,000)
Preferred dividends	(66,000)	(66,000)
Net loss applicable to common stock	$(3,188,000)	$(2,875,000)

Basic net loss per common share	$(0.28)	$(0.26)

Diluted net loss per common share	$(0.28)	$(0.26)

Dividends per common share	$0.04	$0.03

Weighted-average common shares outstanding-basic	11,220,000	11,205,000
Weighted-average common shares outstanding-diluted	11,220,000	11,205,000